EXHIBIT 10.2

FINAL

FISCAL YEAR 2005 SENIOR EXECUTIVE BONUS PLAN

(1).	Participants

Executive Vice Presidents

(2).	Maximum Available

Up to 50% of the base salaries of the Executive Vice Presidents.

(Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing, Common Stock Performance and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 100% of the Base Bonus Pool.

The allocation of the pool will be made by the President to the other participants based on participant’s performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual (50%).

(4).	Computation of Performance Areas

Goal	Percentage of Total
a. Business Development #1	10%
— In-license one development-stage compound in urology, gynecology or infectious diseases on terms approved by the Board of Directors.

b. Business Development #2
— In-license or acquire one marketed compound on terms approved by the Board of Directors.	20%

Goal	Percentage of Total
c. R&D/Clinical Development (#1)
— Enroll 200th patient in Phase 3 Trospium QD studies	15%

d. R&D/Clinical Development (#2)	10%
— Enroll 25th patient in first Phase 2 trial of Aminocandin

e. Common Stock Performance	15%

—    All or a portion of this goal will be earned based on the higher of the formulas derived from either the (a) relative stock performance of Indevus’ Common Stock during the fiscal year or (b) the actual percentage increase in Indevus’ Common Stock during the fiscal year. Since achievement of a large increase in Indevus’ Common Stock either over an Index or over its price at the beginning of the fiscal year is beneficial to the Company’s shareholders, the calculation is made based on the higher one.

% of Performance Area	IDEV % pts. Increase over initial IDEV price IDEV % pts. above Index
100%	50%

The Index is calculated based on the publicly available AMEX Biotechnology Index (or close equivalent if unavailable).

Due to the potential for short term news driven fluctuations in stock price, the average of the closing common stock price for the five trading days up to and including 9/30/04 and 9/30/05 will be used instead of the closing common stock price on that day.

f. Corporate Finance	10%

— Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 12 months—50% of goal.

— Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 18 months—100% of goal.

g. Sales & Marketing

This goal is based on the Company’s internal FY 2005 target for Sales of Sanctura.	20%

% of Target Achieved	Percentage of Goal
75%	25%
85%	50%
95%	75%
100%	100%

(5).	Additional Goal – Business Development

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 6, 7 and 8. In-license a second marketed product suitable for our existing sales force on terms approved by the Board of Directors. Achievement of this goal will result in a bonus of 20% of base salary.

(5a).	Second Additional Goal – Business Development

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 5, 6, 7 and 8. Out-license two existing compounds in our portfolio on terms approved by the Board of Directors. Achievement of this goal will result in a bonus of 20% of base salary.

(6).	Additional Goal – Research and Development

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 5, 7 and 8. Complete enrollment in the first Aminocandin Phase 2 trial. Achievement of this goal will result in a bonus of 20% of base salary.

(7).	Additional Goal – Strategic Transaction

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 5, 6 and 8. Complete a transaction, on terms approved by the Board of Directors, that significantly enhances long-term shareholder value. Achievement of this goal will result in a bonus of 20-60% of base salary, at the discretion of the Compensation Committee.

(8).	Additional Goal – Sales & Marketing

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 5, 6 and 7. Achieve gross sales of SANCTURA >105% of target. Achievement of this goal will result in a bonus of 20-30% of base salary at the discretion of the Compensation Committee.

(9).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2005. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2005, whichever is earlier.